EXHIBIT 99.01

Chegg Reports Q4 and Full Year 2018 Financial Results and Raises 2019 Guidance
Chegg Services hits a record 3.1 million subscribers for 2018, growing 38% year-over-year.

SANTA CLARA, Calif., February 11, 2019 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student, today reported financial results for the three and twelve months ended December 31, 2018.

“2018 was a fantastic year for Chegg. Chegg Services revenue grew 37% year over year and we exceeded our profitability expectations, driven by the leverage from our subscription services,” said Dan Rosensweig, CEO of Chegg, Inc. “We enter the year with strong momentum, giving us the confidence to raise 2019 guidance as we focus on our mission of helping students improve their outcomes.”

Q4 2018 Highlights:

•	Total Net Revenues of $95.7 million, an increase of 30% year-over-year

•	Chegg Services Revenues grew 35% year-over-year to $81.7 million, or 85% of total net revenues, compared to 82% in Q4 2017

•	Net Income was $5.3 million

•	Non-GAAP Net Income was $31.8 million

•	Adjusted EBITDA was $34.8 million

•	1.9 million: number of Chegg Services subscribers, an increase of 34% year-over-year

•	224 million: total Chegg Study content views, an increase of 32% year-over-year

Full Year 2018 Highlights:

•	Total Net Revenues of $321.1 million, an increase of 26% year-over-year

•	Chegg Services Revenues grew 37% year-over-year to $254.0 million, or 79% of total net revenues, compared to 73% in 2017

•	Net Loss was $14.9 million

•	Non-GAAP Net Income was $68.8 million

•	Adjusted EBITDA was $83.3 million

•	3.1 million: number of Chegg Services subscribers, an increase of 38% year-over-year

•	650 million: total Chegg Study content views, an increase of 48% year-over-year

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Tutors, and Chegg Math Solver. Required Materials includes rental and sale of print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2019

•	Total Net Revenues in the range of $93.5 million to $95.5 million

•	Chegg Services Revenues in the range of $72.5 million to $74.5 million

•	Gross Margin between 74% and 75%

•	Adjusted EBITDA in the range of $22 million to $23 million

Full Year 2019

•	Total Net Revenues in the range of $390 million to $395 million

•	Chegg Services Revenues in the range of $327 million to $331 million

•	Gross Margin between 75% and 76%

•	Adjusted EBITDA in the range of $115 million to $118 million

•	Capital Expenditures in the range of $40 million to $50 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the first quarter 2019 and full year 2019, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone to our 2018 Q4 earnings call. It was another incredible year for Chegg, as we exceeded all of our expectations, realizing the benefits of being a high growth, high margin business - with increasing leverage as we scale. We continue to believe that the education industry is in the midst of a necessary realignment, to more closely associate it with the needs of its most important constituent - the students. For years, we have been strategically building Chegg as an online, on-demand, personalized, and adaptive platform to serve the needs of the modern student; students whose average age is older than ever before, who often have children of their own, are working part-time or even full-time jobs, and juggling many priorities. And these students have grown where the world comes to them, on their devices, 24 hours a day. Chegg has been built, from day one, to serve the needs of this audience and that is why we are seeing such powerful results.

With 87% awareness of services on the Chegg platform, our brand recognition is at an all-time high. For 2018 we generated record revenues, record subscribers, record engagement, and record profitability - demonstrating the overwhelming value we bring to our students and our shareholders.

This success wouldn’t have happened without our incredible team around the globe and I couldn’t be prouder of the recognition they received this past year, as we were acknowledged as one of Fortune’s top 50 best workplaces in technology, top 100 best workplaces for women, and top 100 small and medium sized companies. Our team’s focus, effort, and passion for improving student outcomes has made Chegg a truly great place to work because our north star continues to be putting the students first.

In 2018, we articulated three key objectives for Chegg.

1.	To meet our financial goals;

2.	To expand our TAM by making key investments in new content, adding new subjects, new formats, and new services; and

3.	To add new capabilities to the platform that leverage our brand, our reach, our student graph, and our balance sheet.

We successfully exceeded all of our objectives and we believe the results reflect the power of our model. For the full year we had 5.1 million paying customers and grew Chegg Services subscribers 38%, to a record 3.1 million; resulting in total revenue growth of 26% and Chegg Services revenue growth of 37%. All while we made important investments for continued growth. We enriched our content offering, added new subjects, strengthened our writing tools with advancements in AI, which improves our ability to help students go from citing to writing, and extended our flash tools offering with the acquisition of StudyBlue. We believe that the more we invest in different formats and modalities, and the more content we can offer students, the larger the opportunity gets and we will continue to focus on investments that increase our addressable market, by providing students an expanded platform of services to help them go from learning to earning.

The core of Chegg remains Chegg Study where we have made significant investments in content and capabilities throughout 2018. We now have a catalog of 26 million questions that have been answered by our proprietary network of subject matter experts, including textbook solutions for 35,000 ISBNs. We increased the number of modalities, to meet students needs at whatever level, in whatever format they learn best, including expanding our video offering by adding 15,000 new videos. We continue to invest deeper in STEM related subjects, however we also added ISBNs and Q&A content from outside of the STEM category. This increases our TAM and our value, and we are doing it to meet the increased student demand in subjects such as business, law, and nursing. The best indicator of the value of Chegg Study to our users is the significant increase in engagement every year, which we measure by content views. We reached 650 million views, which is a 48% increase from last year.

We also made important investments in our writing service, which included the integration of WriteLab, and the very exciting announcement of our exclusive agreement with Purdue OWL. For those of you who don’t know, Purdue OWL is a world renowned online writing lab from one of the country’s leading academic institutions. Through our partnership, Chegg’s Writing Tools will be integrated in to Purdue OWL to support students on-demand, whenever and wherever they need it. We want to take a moment to thank the Purdue team and we believe, together, we are creating the world’s premier writing service. The need for writing support is massive, as students continue to struggle in this subject, with 75% of high school seniors deficient in writing competencies. We see an enormous opportunity to help them develop writing skills and the earlier we can help the more impactful we can be. And, the more users that we have, and the more content users upload, the better the service gets. Last year alone we had 5 million papers submitted to Chegg and nearly half a billion citations were created on our platform.

Chegg was created to support the students at any school, in any subject, in any system to level the playing field - which is more important than ever, because of the changing demographics of our country. The people entering the education system today are from different backgrounds, cultures, socio-economic status, with different educational experiences and different educational goals; but all of them benefit from online learning tools that adapt to their needs, increasing their chances for success both academically and professionally. That’s why we have built our platform online to serve students on-demand, in a personalized, adaptive, and more affordable way. This allows students to choose the way they learn best, because with Chegg Services they can access textbook solutions, expert Q&A, video content, or connect with a live subject matter expert, 24/7. We are always adapting our technology and our services to best serve the learner. Even with the many advancements in technology, many students still prefer, and benefit from, live help. So, we are excited about our continued investment in chat-based tutoring, which will allow students to get the additional support they need - from live experts - just one click away.

Education is a trillion-dollar industry where the pace of change is accelerating, and Chegg is a big part of that change. We are proud of all the accomplishments of our team in the past year and are even more excited about the year ahead. As we head in to 2019, our priorities remain the same:

1.	To deliver on our financial goals and to continue to provide services that create overwhelming value for our learners;

2.	To expand the subjects we cover and the modalities and formats of content we offer, including coverage of other countries; and

3.	To continue investing in opportunities that leverage the strength of our brand, reach, and customer base and provide opportunities for meaningful growth in future years.

Many believe that our country is at a crossroads, but the one thing almost everyone agrees on is the importance of improving our education system - making it more accessible, more affordable, and more relevant, for an increasingly diverse student body. This fuels us to put the student first and guides us on what we build how we build it. We believe the momentum behind Chegg is accelerating because we remain focused on serving the needs of the modern-day student and we are excited for what this new year will bring. And, with that, I will turn it over to Andy.

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2018, as well as our increased outlook for 2019.

2018 was another great year for Chegg. We exceeded all of our financial targets, made key investments in our existing and future services, expanded our offerings organically and through acquisition, and strengthened our balance sheet with a very well received convertible debt offering early in the year. As such, we believe we enter 2019 in an even stronger position than we entered 2018 and expect to have another great year.

For full year 2018, total revenue grew to a record $321 million, a 26% increase over 2017. More importantly, Chegg Services revenue grew 37% to $254 million, and hit a record of 3.1 million subscribers for the year, a net increase of 850,000 or a 38% increase over 2017. This drove gross margin to 75%, up from 69% in 2017, resulting in adjusted EBITDA margin of 26% or $83 million, up 80% year-over-year, demonstrating the leverage of our subscription services model where the unit economics get better as we continue to scale.

Reflecting back for a minute, three years ago we laid out our long-term goals for 2018 of 30% Chegg Services revenue growth, 65% gross margin and 25% adjusted EBITDA margin. We are very proud we exceeded all of those expectations and believe our model will only get better as we continue to grow.

We also ended the year on a high note, with Q4 revenue of $96 million, which was driven primarily by 35% year-over-year growth of Chegg Services revenue to $82 million. And as you would expect, with that performance, gross margin exceeded our expectations at 77%.

This led to adjusted EBITDA of $35 million, an increase of 65% year-over-year.
Looking at the balance sheet, we ended the year with cash and investments of $484 million, more than double the balance we had at the end of 2017. This is the result of proceeds from the convertible debt offering we completed in Q2 and improved operating cash flows. Free cash flow for 2018 was $44 million, or 53% of adjusted EBITDA, exceeding our expectations due to higher adjusted EBITDA and the timing of cash outlays at year end.

For 2019, we are increasing our revenue guidance due to the fact that we exited the year with more momentum than expected; in addition, we are raising our adjusted EBITDA margin guidance to reflect our anticipated leverage as we scale.

As such, we now expect:

•
Total revenue for 2019 to be between $390 and $395 million, with Chegg Services revenue between $327 and $331 million. And as similar to last year, we expect Chegg Services revenue and annual subscriber growth rates to be closely aligned;

•	Gross margin to be between 75% and 76%;

•
Adjusted EBITDA to be between $115 and $118 million, an increase from our prior guidance of $112 million, or approximately 350bps higher than the 26% margin we achieved in 2018, as we continue to drive leverage in the model, while investing in both our current and future services;

•
CapEx to be between $40 and $50 million, which includes an upfront payment for a recently completed contract extension with a major publisher, where we increased the licensed content, doubled the timeframe, all for a similar annual cost. The increase in CapEx also includes investment in localizing content for our international customers, as well as expanding our video catalog. In addition, we expect non-content CapEx to be larger than it has historically been, because we are expanding several offices this year to accommodate our growth;

•
And finally, we now expect adjusted EBITDA to free cash flow conversion to be a healthy 50% - 60%, ahead of our previous guidance of 40% - 60%, as we believe the model just gets better as we continue to scale.

Moving to Q1 2019 we expect:

•	Total revenue between $93.5 and $95.5 million, with

•	Chegg Services revenue between $72.5 and $74.5 million;

•	Gross margin between 74% and 75%;

•	And adjusted EBITDA between $22 and $23 million.

In closing, 2018 was another great year for Chegg. Our team executed at a high level and we have positioned ourselves for more success in 2019. It’s an exciting time at Chegg and we are glad you are with us for the journey.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Time (or 4:30 p.m. Eastern Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Time on February 11, 2019, until 8:59 p.m. Pacific Time on February 18, 2019, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13686441. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, and non-GAAP net income per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude share-based compensation expense, other income, net, restructuring charges, and acquisition-related compensation costs; (2) non-GAAP income from operations as loss from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, and acquisition-related compensation costs; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and amortization of debt discount and issuance costs; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and warrants; and (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to expenses related to the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, WriteLab and StudyBlue acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements in April 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense, and the amortization expense of debt discount and issuance costs are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding entering 2019 with strong momentum, Chegg's raised outlook for 2019; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, and StudyBlue; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 29, 2018, and could cause actual results to vary from expectations. Additional information will also be set forth in Chegg’s Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$374,664	$126,457
Short-term investments	93,345	81,742
Accounts receivable, net of allowance for doubtful accounts of $229 and $259 at December 31, 2018 and December 31, 2017, respectively	12,733	10,855
Prepaid expenses	4,673	2,043
Other current assets	9,510	7,845
Total current assets	494,925	228,942
Long-term investments	16,052	20,305
Property and equipment, net	59,904	47,493
Goodwill	149,524	125,272
Intangible assets, net	25,915	21,153
Other assets	14,618	3,765
Total assets	$760,938	$446,930
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$8,177	$7,049
Deferred revenue	17,418	13,440
Accrued liabilities	34,077	31,074
Total current liabilities	59,672	51,563
Long-term liabilities
Convertible senior notes, net	283,668	—
Other long-term liabilities	6,964	4,305
Total long-term liabilities	290,632	4,305
Total liabilities	350,304	55,868
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 115,500,418 and 109,667,640 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	116	110
Additional paid-in capital	818,113	782,845
Accumulated other comprehensive loss	(1,019)	(282)
Accumulated deficit	(406,576)	(391,611)
Total stockholders' equity	410,634	391,062
Total liabilities and stockholders' equity	$760,938	$446,930

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net revenues	$95,676	$73,507	$321,084	$255,066
Cost of revenues (1)	22,070	19,381	79,996	80,175
Gross profit	73,606	54,126	241,088	174,891
Operating expenses:
Research and development (1)	33,495	22,849	114,291	81,926
Sales and marketing (1)	12,251	10,994	54,714	51,240
General and administrative (1)	19,979	17,248	77,714	64,411
Restructuring charges	337	24	589	1,047
Gain on liquidation of textbooks	—	—	—	(4,766)
Total operating expenses	66,062	51,115	247,308	193,858
Income (loss) from operations	7,544	3,011	(6,220)	(18,967)
Interest expense and other income, net:
Interest expense, net	(3,769)	(18)	(11,225)	(74)
Other income, net	1,320	507	3,987	560
Total interest expense and other income, net	(2,449)	489	(7,238)	486
Loss before (benefit from) provision for income taxes	5,095	3,500	(13,458)	(18,481)
(Benefit from) provision for income taxes	(252)	(159)	1,430	1,802
Net income (loss)	$5,347	$3,659	$(14,888)	$(20,283)
Net income (loss) per share:
Basic	$0.05	$0.03	$(0.13)	$(0.20)
Diluted	$0.04	$0.03	$(0.13)	$(0.20)
Weighted average shares used to compute net income (loss) per share:
Basic	115,123	108,968	113,251	100,022
Diluted	125,610	121,557	113,251	100,022

(1) Includes share-based compensation expense as follows:
Cost of revenues	$117	$88	$420	$316
Research and development	4,865	3,999	17,055	14,333
Sales and marketing	1,709	1,419	6,703	5,007
General and administrative	7,836	5,385	27,852	18,703
Total share-based compensation expense	$14,527	$10,891	$52,030	$38,359

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities		*
Net loss	$(14,888)	$(20,283)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	22,805	19,337
Share-based compensation expense	52,030	38,359
Gain on liquidation of textbooks	—	(4,766)
Loss from write-offs of textbooks	—	314
Loss from write-offs of property and equipment	93	1,368
Interest accretion on deferred consideration	—	(626)
Amortization of debt discount and issuance costs	10,494	—
Deferred income taxes	(323)	—
Other, net	65	68
Change in assets and liabilities net of effect of acquisition of businesses:
Accounts receivable	(1,538)	(175)
Prepaid expenses and other current assets	(4,921)	13,550
Other assets	48	1,049
Accounts payable	893	2,649
Deferred revenue	3,978	(1,396)
Accrued liabilities	3,838	2,087
Other liabilities	2,539	15
Net cash provided by operating activities	75,113	51,550
Cash flows from investing activities
Proceeds from liquidations of textbooks	—	6,943
Purchases of marketable securities	(146,856)	(128,247)
Proceeds from sale of marketable securities	1,800	16,393
Maturities of marketable securities	138,380	9,750
Purchases of property and equipment	(31,223)	(26,142)
Acquisition of businesses, net of cash acquired	(34,650)	(14,931)
Purchase of strategic equity investments	(10,000)	—
Net cash used in by investing activities	(82,549)	(136,234)
Cash flows from financing activities
Common stock issued under stock plans, net	29,116	23,659
Payment of taxes related to the net share settlement of equity awards	(49,089)	(20,115)
Payment of deferred cash consideration related to acquisitions	—	(16,939)
Proceeds from follow-on offering, net of offering costs	—	147,609
Proceeds from issuance of convertible senior notes, net of issuance costs	335,618	—
Purchase of convertible senior notes capped call	(39,227)	—
Repurchase of common stock	(20,000)	—
Net cash provided by financing activities	256,418	134,214
Net increase in cash, cash equivalents and restricted cash	248,982	49,530
Cash, cash equivalents and restricted cash, beginning of period	126,963	77,433
Cash, cash equivalents and restricted cash, end of period	$375,945	$126,963

* Adjusted to reflect the adoption of ASU 2016-18.

	Years Ended December 31,
	2018	2017
Supplemental cash flow data:
Cash paid during the period for:
Interest	$605	$85
Income taxes	$2,097	$1,790
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,210	$3,573

	December 31,
	2018	2017
		*
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$374,664	$126,457
Restricted cash included in other current assets	84	—
Restricted cash included in other assets	1,197	506
Total cash, cash equivalents and restricted cash	$375,945	$126,963

* Adjusted to reflect the adoption of ASU 2016-18.

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$5,347	$3,659	$(14,888)	$(20,283)
Interest expense, net	3,769	18	11,225	74
(Benefit from) provision for income taxes	(252)	(159)	1,430	1,802
Depreciation and amortization expense	6,174	5,036	22,805	19,337
EBITDA	15,038	8,554	20,572	930
Share-based compensation expense	14,527	10,891	52,030	38,359
Other income, net	(1,320)	(507)	(3,987)	(560)
Restructuring charges	337	24	589	1,047
Acquisition-related compensation costs	6,239	2,123	14,096	6,623
Adjusted EBITDA	$34,821	$21,085	$83,300	$46,399

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net revenues	$95,676	$73,507	$321,084	$255,066

Operating expenses	$66,062	$51,115	$247,308	$193,858
Share-based compensation expense	(14,410)	(10,803)	(51,610)	(38,043)
Amortization of intangible assets	(1,812)	(1,382)	(6,511)	(5,531)
Restructuring charges	(337)	(24)	(589)	(1,047)
Acquisition-related compensation costs	(6,239)	(2,123)	(14,096)	(6,623)
Non-GAAP operating expenses	$43,264	$36,783	$174,502	$142,614

Operating expenses as a percent of net revenues	69.0%	69.5%	77.0%	76.0%
Non-GAAP operating expenses as a percent of net revenues	45.2%	50.0%	54.3%	55.9%

Income (loss) from operations	$7,544	$3,011	$(6,220)	$(18,967)
Share-based compensation expense	14,527	10,891	52,030	38,359
Amortization of intangible assets	1,812	1,382	6,511	5,531
Restructuring charges	337	24	589	1,047
Acquisition-related compensation costs	6,239	2,123	14,096	6,623
Non-GAAP income from operations	$30,459	$17,431	$67,006	$32,593

Net income (loss)	$5,347	$3,659	$(14,888)	$(20,283)
Share-based compensation expense	14,527	10,891	52,030	38,359
Amortization of intangible assets	1,812	1,382	6,511	5,531
Restructuring charges	337	24	589	1,047
Acquisition-related compensation costs	6,239	2,123	14,096	6,623
Amortization of debt discount and issuance costs	3,536	—	10,494	—
Non-GAAP net income	$31,798	$18,079	$68,832	$31,277

Weighted average shares used to compute net income (loss) per share	125,610	121,557	113,251	100,022
Effect of dilutive shares	—	—	11,992	11,063
Non-GAAP weighted average shares used to compute non-GAAP net income per share	125,610	121,557	125,243	111,085

Net income (loss) per share	$0.04	$0.03	$(0.13)	$(0.20)
Adjustments	0.21	0.12	0.68	0.48
Non-GAAP net income per share	$0.25	$0.15	$0.55	$0.28

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending March 31, 2019	Year Ending December 31, 2019
Net loss	$(5,600)	$(200)
Interest expense, net	3,900	15,800
Provision for income taxes	900	3,600
Depreciation and amortization expense	6,500	29,000
EBITDA	5,700	48,200
Share-based compensation expense	14,700	65,000
Other income, net	(1,000)	(4,000)
Acquisition-related compensation costs	3,100	7,300
Adjusted EBITDA*	$22,500	$116,500

* Adjusted EBITDA guidance for the three months ending March 31, 2019 and the year ending December 31, 2019 represents the midpoint of the ranges of $22 million to $23 million and $115 million to $118 million, respectively.